PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	JANUARY 14, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES MERSANA’S

SECOND MILESTONE PAYMENT IN FLEXIMER ADC COLLABORATION

WITH ENDO PHARMACEUTICALS

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the announcement by portfolio company, Mersana Therapeutics, Inc., that it has achieved the second preclinical milestone in its collaboration with Endo Pharmaceuticals. In 2012, Mersana and Endo entered into a multi-target, oncology-focused partnership to develop next-generation Fleximer antibody-drug conjugates (ADCs).

The collaboration between Mersana and Endo leverages Mersana's proprietary conjugation technology, comprised of the Fleximer polymer and a broad array of customizable linker chemistries for attaching diverse, potent payloads to antibodies. Under the terms of the agreement, Mersana is responsible for conducting research and creating Fleximer-ADC development candidates with antibodies provided by Endo. The rights to these ADCs have been licensed to Endo in exchange for research funding, milestone payments and royalties on worldwide net sales of any resulting ADC products.

Mersana's press release may be viewed at http://www.mersana.com/news-events/news-events-press-release-2014-01-09.php.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.mersana.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.